Code of Ethics

VIII.    Muzinich & Co. Global Code of Ethics

Policy Summary
The Muzinich & Co. Global Code of Ethics (the “Code”) is comprised of the following policies:
A.    Personal Securities Policy
B.    Insider Trading Policy
C.    Gifts and Entertainment Policy
D.    Anti-Bribery and Corruption Policy
E.    Outside Activities Policy
F.    Conflicts of Interest Policy
G.    Political Contributions and Political Activities Policy
The policies and procedures set out in the Code apply to Muzinich & Co., Inc., 1988 Asset Management, LLC, Muzinich & Co. Limited and their affiliates (together, the “Company”). This Code and the Company’s Compliance Manuals (and relevant supplements) may be accessed on the Company’s intranet (http://muz-ldn-sp1/sites/Home/default.aspx) and in StarCompliance, as defined below.
Definitions
The below definitions are applicable to all policies that comprise the Code. Each policy may reference additional definitions.
40 Act – The U.S. Investment Company Act of 1940, as amended
40 Act Boards – The U.S. board of directors that oversee the 40 Act Funds as defined below
40 Act Funds – Includes pooled investment vehicles which are registered or regulated, respectively, under the 40 Act (as defined herein) by the U.S. Securities and Exchange Commission (the “SEC”) as “investment companies” or “business development companies” for which the Company (as defined herein) serves as investment adviser, sub-adviser or principal underwriter

Access Person– Includes all persons employed by Muzinich & Co., Inc., Muzinich & Co. Limited, any of their affiliates and/or any consultant, intern, or other third party deemed to be a “Access Person” as determined by Compliance. Compliance has the discretion to not consider and/or to no longer consider an individual to be an Access Person
Advisers Act – The U.S. Investment Advisers Act of 1940, as amended
Affiliated Fund – Any registered Investment Company and series of such company or portion thereof, or other collective investment scheme, for which the Company is the investment manager, investment adviser or sub-adviser

Executive Chairman –George Muzinich
Clients – Any account for which the Company (as defined herein) acts as investment manager, investment adviser or sub-adviser
Code – The Muzinich & Co. Global Code of Ethics
Company – Muzinich & Co., Inc., 1988 Asset Management, LLC, Muzinich & Co. Limited and their affiliates
Compliance – Together, the Chief Compliance Officer of Muzinich & Co., Inc. and/or his/her designees and the Head of Compliance, Europe and/or his/her designees
Compliance Manuals – Together, the compliance manuals (and relevant supplements) of Muzinich & Co., Inc., 1988 Asset Management, LLC, Muzinich & Co. Limited and their affiliates
FCA – The U.K. Financial Conduct Authority
Chief Legal officer – The Company’s Chief Legal Officer or his/her designees
Government Official – The term Government Official has been broadly interpreted to include:
•Any board member, officer or employee or person employed by or acting on behalf of a government department or agency;
•Any officer or employee of a company or business owned in whole or part by a government or government agency (such as the Royal Bank of Scotland and Lloyds Banking Group);
•Any officer or employee of a government international organization (such as the World Bank, European Central Bank or Asian Development Bank); and
•Any officer or employee of a political party or any person acting in an official capacity on behalf of a political party

Immediate Family – A member of an Access Person’s family that share the same household as the Access Person including his/her spouse, child, parent, or other family member. The term also includes any related or unrelated individual who (i) is financially dependent upon and/or (ii) whose investments are controlled by an Access Person

Inc. Staff – Any Access Person that is an (i) employee of Muzinich & Co., Inc. and/or (ii) any consultant, intern, or other third party deemed to be “Inc. Staff” as determined by Compliance
Ltd. Compliance Manual – The compliance manuals of Muzinich & Co. Limited and its relevant affiliates and their relevant supplements
Ltd. Staff – Any Access Person that (i) is employed by Muzinich & Co. Limited or its affiliates; and/or (ii) any consultant, intern, or other third party deemed to be “Ltd. Staff” as determined by Compliance
MiFID – European Union Markets in Financial Instruments Directive

Restricted List – A list of issuers in which securities transactions of the Company and/or its Access Persons are prohibited when the Company is in possession of material non-public information or when the Company, in its discretion, has determined that personal trading in the securities of the issuer may present a conflict with its Clients

SEC – The U.S. Securities and Exchange Commission

StarCompliance – The Company’s automated personal trading and global code of ethics reporting system(https://muzinich.starcompliance.com)
U.S. Regulated Fund1 – a registered open-end or closed-end company or a business development company, including any separate series thereof, but does not include a registered open-end company that is regulated as a money market fund under 270.2a-7

Persons Subject to the Code
The Code applies to all Access Persons as defined herein. It should be noted however, that certain policies or procedures of the Code may be applicable only to a subset of Access Persons as outlined in such policies. Additionally, whether a consultant, intern, or other third party will be designated an Access Person will be based on facts and circumstances determined by Compliance. In addition, when a consultant, intern, or other third party is not considered an Access Person, such person may still be expected to comply with the underlying principles of the Code and specific arrangements with such persons will vary depending on their relationship to the Company as determined by Compliance. Compliance will notify all Access Persons of their preapproval and reporting requirements under the Code. Compliance has the discretion to not consider and/or to no longer consider an individual to be an Access Person.

Policy
The Company values its integrity, reputation and its adherence to the highest standard of business conduct. Each Access Person’s conduct is integral to the Company’s reputation. As an Access Person you shall endeavor to protect the confidence and trust placed in the Company by its Clients. Each Access Person is responsible for his/her compliance with the Code. Furthermore, the Code is established to detect and prevent violations of applicable laws, rules and regulations and to serve as guidance for Access Persons in their day to day operations.
Certification Requirement
Each Access Person within ten days of becoming an Access Person, and annually thereafter, shall file a certification indicating that he/she has received, read, understood and will comply and/or has complied with the Code. A consultant, intern, or other third party who is not deemed an Access Person may be required to sign a Non-Disclosure Agreement, which may be obtained from the Chief Legal Officer or Compliance.
Training
Each Access Person must attend a training session covering the policies and procedures outlined in the Code within a reasonable time period upon becoming an Access Person, and periodically thereafter on relevant policies and procedures outlined in the Code. Compliance is available to all Access Persons to address any questions relating to the Code.

1 As defined under U.S. Rule 17j-1 of the 40 Act

Recordkeeping
Compliance shall maintain or cause to be maintained in a readily accessible place the following records pursuant to Advisers Act Rule 204A-1, Rule 17j-1 under the 40 Act and/or MiFID2:

•A copy of each Code that has been in effect during the past seven years;
•A record of any violation of the Code by an Access Person and any action that was taken as a result of such violation for a period of seven years;
•A record of all compliance certifications for each person who is currently, or within the past seven years was, an Access Person acknowledging receipt of the Code and any amendments.
•A list of all persons who are, or within the preceding seven years have been, an Access Person or who are or were responsible for reviewing reports submitted by Access Persons.
•A copy of each report furnished to the 40 Act Board, covering activities of Access Persons for a period of seven years after the fiscal year in which the report is made.

Violations
Access Persons should consult Compliance if they have any questions about the Code. Each Access Person shall promptly notify Compliance of any violation of the Code of which he/she becomes aware. Violations of the Code and/or failure to notify Compliance of a violation may lead to disciplinary action which may range from a verbal reminder to suspension or termination of employment. Material violations of the Code, as determined by Compliance, and/or repeat violations of the Code may be reported to the Executive Chairman, who may impose such sanctions as deemed appropriate, including, among other things, a letter of censure, fine or suspension or termination of the employment.

Pursuant to U.S. Rule 38a-1 of the 40 Act, all known Code violations of Access Persons, unless otherwise instructed, are also reported to the 40 Act Boards promptly and no less frequently than annually. In addition, Compliance shall certify to the 40 Act Boards no less frequently than annually that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Code Administration

As required by sub-part (c)(2)(i) of Rule 17j-1, each 40 Act Fund and its Company affiliated investment adviser, sub-adviser and/or principal underwriter will use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code of Ethics.
As required by sub-part (c)(2)(ii) of Rule 17j-1, no less frequently than annually each 40 Act Fund and its Company affiliated investment adviser, sub-adviser and/or principal underwriter will furnish to the board of directors of such Fund a written report that:
•Describes any issues arising under the Code of Ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or related procedures and sanctions imposed in response to the material violations; and
•Certifies that the Fund, investment adviser, sub-adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

2 MiFID Org Regulation Commission Delegated Regulation (EU) 2017/565 of 25 April 2016.

Exceptions
Compliance may grant exceptions to provisions of the Code in circumstances that present special hardship or special situations determined not to present potential harm to Clients or conflict with the spirit and intent of the Code. Exceptions shall be structured to be as narrow as is reasonably practicable with appropriate safeguards designed to prevent abuse of the exception.

A.    Personal Securities Policy

Policy Summary
The Company has adopted the Personal Securities Policy in order to accomplish two primary goals:

•first, to minimize conflicts and potential conflicts of interest between Access Persons and Clients; and
•second, to provide policies and procedures consistent with applicable laws (including Rule 204A-1 under the Advisers Act, Rule 17j-1 under the 40 Act, the rules contained within the FCA Conduct of Business Sourcebook 11.7A, and European Market Abuse Regulation) to prevent fraudulent or manipulative practices with respect to purchases or sales of securities held, or to be acquired by, Clients.

The Company is entrusted with the assets of its Clients for investment purposes. This fiduciary relationship requires Access Persons to place the interests of the Clients before their own and to avoid conflicts of interest. All Access Persons must adhere to this general overriding principle as well as comply with this Policy’s specific provisions. This Policy should be read in conjunction with the Insider Trading Policy included in the Code which defines material non-public information (“MNPI”). Ltd. Staff shall refer to additional policies on market abuse in the Ltd. Compliance Manual.

The Company has developed and adopted the following general principles to guide its Access Persons:

•The interests of Clients must be placed first at all times;
•All personal securities transactions must be conducted consistent with this Policy and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;
•Access Persons should not take inappropriate advantage of their positions; and
•Access Persons must comply with all applicable laws.

It shall be a violation of this Policy for any Access Person, in connection with the purchase or sale, directly or indirectly, of any security or other investment to:

•Employ any device, scheme or artifice to defraud any person;
•Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading;
•Engage in any act, practice or course of business that operates or would operate as a fraud or deceit;
•Engage in any manipulative practice;
•Engage in late trading or market timing of 40 Act Funds shares; or
•Engage in a personal securities transaction while in possession of MNPI about the issuer of that security.

This Policy does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients.

Where an Access Person is uncertain whether a transaction or an account is within scope of this Policy, he/she should consult Compliance for clarity.

Definitions
For purposes of this Policy, the following definitions apply:

Automatic Investment Plan – means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes dividend reinvestment plans.

Beneficial Ownership – Shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A beneficial owner is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest in securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in those securities. A person is presumed to have an indirect pecuniary interest in securities held by members of a person’s “Immediate Family”3 who either reside with, or are financially dependent upon, or whose investments are controlled by, that person. A person also has a beneficial interest in securities held: (i) by a trust in which he/she is a Trustee, has a Beneficial Interest or is the settlor with a power to revoke the trust; (ii) by another person and he/she has a contract or an understanding with such person that the securities held in that person’s name are for his/her benefit; (iii) in the form of a right to acquisition of such security through the exercise of warrants, options, rights, or conversion rights; (iv) by a partnership of which he/she is a member; (v) by a corporation that he/she uses as a personal trading medium; (vi) by a holding company that he/she controls; or (vii) by an investment club of which he/she is a member.

Covered Security – Any note, stock, exchange traded fund (“ETF”), open and/or closed end mutual fund, treasury stock, security future, bond, municipal bond, debenture, evidence of indebtedness, certificate of interest or participation on any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, real estate investment trusts, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For these purposes, the purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security. A security held or to be acquired includes any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

3 In relation to Ltd. Staff, the Company may apply a definition of “Immediate Family” that is broader than the definition under SEC Adviser Act Rule 17 CFR 240.16a-1(a)(2)(ii)(A), which includes Immediate Family as defined in the Code as well as any person with whom an Access Person has a family relationship or has close links as referenced in Article 28 of the MiFID Org Regulation – Commission Delegated Regulation (EU) 2017/565 of 25 April 2016.

A Covered Security may also include virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of certain types of initial coin offerings (“ICOs”). For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not to be considered Securities.

Any questions about whether an instrument is a Covered Security should be directed to Compliance.

Reportable Security – Any Covered Security as defined herein with the exception of securities listed in “Exempt Transactions - Exceptions to Reporting Requirements” as outlined in this Policy below.

Reportable Security Requiring Pre-Approval – Any Reportable Security that is not listed herein as “Exempt Transactions – Reportable Transactions That Do Not Require Pre-Approval”.

Reportable Account – Any Self-Directed Account, Self-Directed No Reportable Securities Account and/or Third Party Managed Account which has the ability to transact in a Covered Security.

Self-Directed Account – Any personal brokerage account in which an Access Person has direct or indirect influence or control to transact in a Reportable Security that he/she (or his/her Immediate Family) has Beneficial Ownership.
Self-Directed No Reportable Securities Account – Any personal brokerage account in which an Access Person has direct or indirect influence or control to transact in a Covered Security that he/she (or his/her Immediate Family) has Beneficial Ownership and does not transact in Reportable Securities.
Third Party Managed Account4 – Any personal brokerage account which has the ability to transact in a Covered Security and is managed on a discretionary basis by a trustee or third party (i.e. a person other than the Access Person or the Access Person’s Immediate Family).

Policy
Personal Investing Activities – Reporting Requirements
Initial Account and Holding Reporting
Within ten calendar days of becoming an Access Person he/she shall submit to Compliance via StarCompliance a report (including the date the report is submitted) including the following:
•Reportable Accounts5: All currently open Reportable Accounts, as defined above.

4 This definition is meant to specifically cover certain trusts and third party discretionary accounts under the Rule 204A-1 of the Advisers Act that Access Persons (i) have no direct or indirect influence or control over, (ii) cannot suggest or direct purchases or sales of investments in and (iii) cannot consult with the trustee or third-party manager about the particular allocation of investments in.
5 When disclosing a Reportable Account in StarCompliance, the following information must be included: (A) account name; (B) account number, where applicable; (C) broker office; (D) date opened; and (E) account type.

•Holdings6: All Reportable Securities either (i) held in a Self-Directed Account or (ii) not held in a personal brokerage account (e.g. physical holdings, private investments and/or investments in Affiliated Funds). The holdings information must be within 45 calendar days prior to the first date of becoming an Access Person. Refer to Exempt Transactions – Exceptions to Reporting Requirement in this Policy for a list of securities that are not Reportable Securities subject to this Policy.

Ongoing Account Reporting
Each Access Person must disclose to Compliance via StarCompliance all Reportable Accounts7 within the earlier of (i) prior to transacting in a Reportable Security Requiring Pre-Approval or (ii) 30 calendar days after quarter end (or at the time the Access Person’s quarterly certification is submitted. Each Access Person is responsible for informing themselves of all Reportable Accounts of his/her Immediate Family and of any activity in those accounts. Access Persons who become aware of information relating to any Reportable Account which has not been reported in accordance with this Policy shall immediately inform Compliance.
If an Access Person decides to transact in a Reportable Security in a Self-Directed No Reportable Securities Account, he/she must first update the account designation to Self-Directed Account in StarCompliance and, unless an exception is granted, set up the electronic transmission of account data as outlined below.

Ongoing Transaction Reporting
Each Access Person must disclose to Compliance via StarCompliance transactions in any Reportable Security Requiring Pre-Approval promptly after it occurred. Each Access Person is responsible for informing themselves of all such transactions of his/her Immediate Family. Access Persons who become aware of information relating to any such transaction which has not been reported in accordance with this Policy shall immediately inform Compliance.

Quarterly Account and Transaction Reporting
Every Access Person shall file with Compliance via StarCompliance a report within 30 calendar days following the end of each calendar quarter reflecting:
•Reportable Accounts7:
o    A certification that they have reported all Reportable Accounts that were held or opened during the calendar quarter.
o    In connection to a to Third-Party Managed Account(s) a certification explaining that he/she and/or his/her Immediate Family have (i) no direct or indirect influence or control; (ii) cannot, suggest or direct purchases or sales of investments, and (ii) cannot consult with the trustee or third-party manager about the particular allocation of investments to be made in their Third Party Managed Account.

6 Each holdings report must contain, at a minimum: (A) The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; (B) The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and (C) The date the access person submits the report.
7 When disclosing a Reportable Account in StarCompliance, the following information must be included: (A) account name; (B) account number, where applicable; (C) broker office; (D) date opened; and (E) account type.

•Reportable Transactions8:
o    A report (including the date the report is submitted) of (i) all transactions that occurred during the calendar quarter in a Self-Directed Account in any Reportable Security. (ii) all transactions that occurred during the calendar quarter in a Reportable Security that are held outside of a Reportable Account including but not limited to; (a) Affiliated Funds, (b) private investments and/or (c) physically held securities. For the avoidance of doubt, transactions that occur in Reportable Securities that take place in Third Party Managed Accounts do not require reporting.
o    If no transactions occurred during the calendar quarter in a Reportable Security; Access Persons are required to submit a certification to Compliance stating that there were no such transactions in the applicable calendar quarter.

Annual Holdings Reporting
Annually, every Access Person shall submit to Compliance via StarCompliance a report (including the date the report is submitted) disclosing all holdings9 information of Reportable Securities that is current as of a date no more than 45 calendar days prior to the date of the report.
•For the avoidance of doubt this includes:
o    Reportable Securities held in a Self-Directed Account, and
o    Reportable Securities not held in a Reportable Account including but not limited to; (i) Affiliated Funds, (ii) private investments and/or (iii) physically held securities.

If an Access Person has no holdings in Reportable Securities, as of the above mentioned date, he/she is required to submit a certification stating that they have no such holdings during the period.

Electronic Transmission of Account Data
To help ensure that Access Persons timely report quarterly transactions in Reportable Securities and annual holdings in Reportable Securities to Compliance as outlined above, the Company requires that all Self-Directed Accounts are held with a broker, dealer or bank that will electronically transmit such data to StarCompliance. For the avoidance of doubt this requirement does not apply to Third Party Managed Accounts or Self-Directed Non Reportable Securities Accounts.

If Compliance provides an exception to this requirement for the electronic transmission of quarterly transaction and annual holdings data, it is the responsibility of the Access Person to ensure that they provide Compliance with all reportable information as outlined in this Policy. In most cases, this means that Access Persons must upload accounts statements in StarCompliance and manually enter quarterly transaction and annual account holdings information for all Reportable Securities in StarCompliance.

8 All transaction reports must include, (A) The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (C) The price of the security at which the transaction was effected; (D) The name of the broker, dealer or bank with or through which the transaction was effected; and (E) The date the Access Person submits the report.
9 Each holdings report must contain, at a minimum: (A) The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; (B) The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and (C) The date the access person submits the report.

Exempt Transactions – Exceptions to Reporting Requirements
The following are Covered Securities however, they are not Reportable Securities for the purpose of this Policy and therefore do not need to be reported to Compliance:

•direct obligations of the U.S. Government;
•bankers’ acceptances;
•bank certificates of deposit;
•commercial paper;
•high quality short-term debt instruments (including repurchase agreements);
•shares of money market funds;
•shares of open-end mutual funds that are not Affiliated Funds;
•investments in UCITS that are not Affiliated Funds;
•units in unit investment trusts if the unit investment trust is invested exclusively in one or more open-end funds, none of which are Affiliated Funds;
•units of a unit investment trust if the unit investment trust is invested exclusively in one or more UCITS, none of which are Affiliated Funds;
•interests in 529 Plans;
•life policies; and
•secondary market crypto-currency transactions

Personal Investing Activities – Restrictions and Monitoring
Pre-Approval of Trades
Each Access Person shall submit a trade request using StarCompliance, before placing an order for any transaction in a Reportable Security, (subject to the “Exempt Transactions – Reportable Transactions That Do Not Require Pre-approval” listed below), in a Self-Directed Account or for any Reportable Security such as a private investment or physically held security.

For the avoidance of doubt pre-approval is required for but is not limited to the following:

•Initial Public Offerings (IPO’s)*;
•Crowd-funding activities;
•Virtual currency or cryptocurrency coins or tokens that are being offered as part of an Initial Coin Offering (ICO).

*Certain Access Persons may have further prohibitions from purchasing IPOs under the U.S. Financial Industry Regulatory Authority (FINRA) Rule 5130 and 5131.

Exempt Transactions – Reportable Transactions That Do Not Require Pre-Approval
The following transactions are reportable via StarCompliance however, pre-approval is not required. Transactions in:
•non-volitional in nature: e.g. stock splits, stock dividends, exchanges and conversions, mandatory tenders, pro rata distributions to all holders of a class of securities, inheritances, and margin/maintenance calls (where the securities to be sold or purchased are not directed by the Access Person);
•purchases under an Automatic Investment Plan (However, any transaction that overrides the preset schedule or allocations of the Automatic Investment Plan must be included in a quarterly transaction report);
•direct obligations of any government (sovereign debt) with the exception of the U.S. Government (which is not reportable as outlined above);
•municipal bonds;
•exchange traded funds (ETFs);
•exchange traded commodities (ETCs);
•close end-mutual funds;
•Affiliated Funds;
•index options or index futures;
•fractional undivided interest in oil, gas, or other mineral rights;
•put, call, straddle, option, privilege or future input on national securities exchange relating to foreign currency;
•government-sponsored enterprises fixed income securities (e.g., FNMA); and
•index-based contingent income notes.

Review, Approval and Denial of Trade Requests

Process
StarCompliance allows Compliance to efficiently review and either approve or deny a trade submitted for pre-approval. Upon submitting a trade pre-approval request, Access Persons will receive notification from StarCompliance whether the trade request was approved or denied by Compliance. No member of Compliance may approve his/her own trade request.

Approval is granted at the discretion of Compliance and each request is considered against the Company’s Restricted List and established policies and procedures and regulatory obligations.

Approved Trades
The pre-approval approval, unless denied or revoked, is valid until close of business the day the approval was granted. If the approved transaction is not executed during such period, a new request must be filed, and another authorization must be obtained. Good-until-cancel limit orders are not permitted without daily requests for pre-approval.

Access Persons must wait for approval before placing the order with their broker. If pre-approval for a transaction in a Reportable Security is not obtained, the Company reserves the right to require the Access Person to close out a position, disgorgement of profits, prohibition on trading, or take any other action as it deems appropriate.

In general, approvals will not be granted for the following transactions:
•corporate bonds;
•a Reportable Security in which the Company, to the best of our knowledge, is currently or anticipates transacting in for Clients within five business days;
•a Reportable Security in which the Company has transacted in during the five business days leading up to the date approved by Compliance; or
•issuers reflected on the Restricted List.

Notwithstanding anything to the contrary, Compliance may decide not to grant approval for a transaction in a Reportable Security at its sole discretion.

Investment Holding Period
All transactions requiring pre-approval are subject to a minimum holding period of 30 calendar days with the exception of charitable contributions. Compliance may grant exceptions to this should abnormal market conditions or personal circumstances warrant this. Exceptions will be decided on a case by case basis and will be recorded in StarCompliance.

Procuring or Disclosure to Others
Where Access Persons are prohibited from entering into a transaction in Reportable Securities as a result of this Policy, they must not:

•procure any other person to enter into such a transaction; or
•disclose any information to any other person which they know, or reasonably ought to know, will lead to that person entering into such a transaction.

Front Running and Scalping
Notwithstanding anything herein to the contrary, Access Persons may not purchase or sell a Reportable Security, if such purchase or sale is affected with a view to making a profit from a change in the price of such security resulting from anticipated transactions by or for a Client.
Recordkeeping
Compliance shall maintain or cause to be maintained in a readily accessible place the following records pursuant to the Advisers Act Rule 204A-1, Rule 17j-1 under the 40 Act and/or MiFID Org Regulation10:

•A copy of all personal trading reports made for a period of not less than seven years.
•A copy of each personal trading report made by an Access Person as required by this Policy or any information provided in lieu of the reports, for a period of seven years.
•A record of any decision and the reasons therefore, to permit investments in IPOs, ICOs or private placements for a period of seven years.
•A record of the personal transactions notified to the Company or identified by it, including any authorization or prohibition in connection with such a transaction for a period of seven years.
10 Commission Delegated Regulation (EU) 2017/565 of 25 April 2016.

Monitoring
Compliance periodically conducts reviews with a view towards determining whether Access Persons have complied with all provisions of this Policy.

B.    Insider Trading Policy

Policy Summary
The Company prohibits Access Persons from (i) trading, either, for a Client, personally, or on behalf of another, a Security, as defined below, while in possession of material non-public information (“MNPI”) about the issuer of that Security, also known as “insider trading” or (ii) communicating MNPI to anyone who might use it to buy or sell Securities, also known as “tipping”. MNPI may not be communicated to others in violation of an agreement to keep such information confidential or in violation of law. When in doubt whether certain information constitutes MNPI, Access Persons should assume that the information is MNPI and immediately consult with Compliance.

The Company prohibits misuse of MNPI. This prohibition applies to every Access Person and extends to activities within and outside their duties of the Company.

These policies and procedures are adopted in accordance with Section 204A of the Advisers Act, the EU Market Abuse Regulation and the Securities and Futures Act of Singapore and/or any other applicable local laws as outlined in the Ltd. Compliance Manual, which requires that the Company establish, maintain and enforce written policies and procedures reasonably designed to detect and prevent the misuse of MNPI. This Policy operates in conjunction with the Personal Securities Policy as outlined in this Code as well as the Market Abuse and Market Soundings Policies in the Ltd. Compliance Manual.

Definitions
Material Information – Includes any information, relating directly or indirectly to one or more issuers or to one or more Securities, whether originating externally or within the Company, that a reasonable investor would consider important in making an investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s Securities.

Common examples of information that may be regarded as material including but not limited to:

•Projections by the company of future earnings or losses different from market expectations;
•A pending or proposed merger, acquisition or tender offer;
•A significant sale of assets or the disposition of a subsidiary;
•Changes in dividend policies or the declaration of a stock split;
•Significant changes in senior management; or
•An impending upgrade or downgrade of a security by a rating agency or a securities firm.

Non-public Information – Information is non-public until it has been effectively communicated to the marketplace and is available to the general public. Information is generally regarded as non-public until it has been broadly disseminated, such as by means of a press release carried over a major news service, a major news publication, a research report or publication, a public filing made with a regulatory agency, materials sent to shareholders or potential investors such as a proxy statement or prospectus, or materials available from public disclosure services.

Security – The term security shall be defined as “Covered Security” in the Personal Securities Policy of this Code and is meant to include any security defined as such pursuant to section 3(a)(10) of the Securities Exchange Act of 1934 and any financial instrument as defined as such pursuant to the European Market Abuse Regulation. If an Access Person has any questions regarding whether an asset is considered a Security under this Policy, he/she shall consult Compliance.

Policy

Possession of MNPI
Access Persons may not buy or sell (or recommend, advise or solicit the purchase or sale), for any account (personal or Client), a Security (or derivative) of any company about which the Company possesses MNPI.

Receipt and Reporting of MNPI
It is important for Access Persons to understand when they are in receipt of MNPI. The following outlines a few examples of how an Access Person may obtain MNPI:
•Over the Wall Conversations: Issuers or agent banks or broker dealers may initiate a conversation with Access Persons concerning an event that has not yet been made public where the Company agrees to maintain the confidentiality of such information. In such circumstances, Access Persons must first notify Compliance before communicating with an issuer or agent bank or broker dealer. Compliance sits above the wall and will work with the Investment Team to determine if they wish to be brought over the wall and, if so, the issuer will be added to the Restricted List until such time that the information is made available to the public.

•Data Rooms: Access Persons can access MNPI about a public issuer on data rooms such as Intralinks, DebtDomain or SyndTrak. Such data rooms are monitored by Compliance on a periodic basis. In the event that an Access Person utilizes a different data room, it is their responsibility to inform Compliance when he/she is in receipt of MNPI so the issuer can be added to the Restricted List.

•Expert Networks: Before engaging with an expert network, even on a trial basis, Access Persons must obtain approval from Compliance. Additionally, Access Persons must adhere to and follow the procedures set forth in the Expert Networks Policy in the Compliance Manuals.

•Meetings with Management: Access Persons who wish to communicate with the management of public companies (also known as public company insiders) must track such meetings on a log that includes the (i) name of the company, (ii) date of the meeting, (iii) names of the Access Persons that participated in the meeting, (iv) name and title, if available, of the public company insiders that participated in the meeting, and (v) a note regarding if MNPI was discussed during the meeting. If MNPI was received during the meeting, Access Persons shall immediately inform Compliance so a determination can be made whether the issuer should be added to the Restricted List.

•Bank Loans: Market participants in bank loans may obtain information that is not available to Securities market participants, and this information may be considered MNPI. If MNPI is received, Access Persons are responsible for immediately informing Compliance so a determination can be made whether the issuer should be added to the Restricted List. However, bank loans are not considered a Security as defined herein. Therefore, certain transactions in bank loans for client accounts are permissible after opting to receive MNPI from the issuer, “private side.” In certain situations, Access Persons may receive “superior information” that not all market participants in the syndicate bank loan receive. In such situations, the Company may be restricted from trading bank loans. In these circumstances, Access Persons shall immediately inform Compliance so a determination can be made whether trading in bank loans should be restricted.

•Outside Activities: Subject to preapproval from Compliance as outlined in this Code, Access Persons may sit on a board of a company and in such capacity come into possession of MNPI about the company. If MNPI is received, Access Persons must immediately report such receipt to Compliance so a determination can be made whether and the issuer should be added to the Restricted List.

Access Persons must notify Compliance immediately if they believe they have obtained any MNPI. If there is any doubt as to whether information an Access Person possesses is MNPI, the Access Person should conduct himself as though it were and immediately contact Compliance for further guidance.

Restricted List
A public issuer will be placed on the Restricted List if, at any time, it becomes known to the Company that it has received MNPI or the Company in its discretion has determined that personal trading in the issuer may present the appearance of a potential conflict with Clients. With regard to bank loans, a private issuer may be placed on the Restricted List if, at any time, it becomes known to the Company that it has received “superior information” as discussed above. Furthermore, an issuer may be placed on the Restricted List at any time as determined by Compliance due to the appearance of a potential conflict. All Access Persons have an obligation to inform Compliance immediately when they become aware of such circumstances.

It will be the responsibility of Compliance to place, remove, and review securities on the Restricted List and review all personal transactions of Access Persons consistent with the procedures and requirements of the Code. Compliance will remove an issuer from the Restricted List when the Company is no longer in possession of the MNPI and/or it no longer presents an appearance of a potential conflict. The Restricted List is maintained in Bloomberg and StarCompliance.

Confidentially of Non-Public Information and MNPI
Access Persons are required to safeguard the confidentiality of any non-public information that may be in his/her possession and to ensure that such information is not used improperly or in a manner inconsistent with the specific purpose for which it was created or obtained.

Access Persons may not disclose to any person outside the Company that a company or an issuer has been placed on the Restricted List (other than the case where the Company is permitted to inform an issuer or dealer that they themselves are on the Company’s Restricted List).

Monitoring and Training
Compliance has primary responsibility for implementing, maintaining and enforcing this Policy. Compliance will:

•Provide educational programs to familiarize Access Persons with this Policy and address any questions arising under this Policy; and
•Resolve questions as to whether information received by an Access Person is MNPI.

Certification Requirement
On an annual basis, each Access Person shall certify via StarCompliance that where they have become aware of MNPI, they have immediately notified Compliance.

Violations
Penalties for trading based on or communicating MNPI to others can be severe, both for individuals involved in such unlawful conduct and their employers. In addition, a violation of this Policy may result in serious sanctions by the Company, including possible dismissal of the persons involved.

C.    Gifts and Entertainment Policy

Policy Summary
The Company values its reputation for ethical behavior and is committed to maintaining the highest level of standards in the conduct of its business affairs. The actions and conduct of the Company’s employees as well as others acting on the Company’s behalf are key to maintaining these standards. Under no circumstances may an Access Person initiate or encourage the provision of a Gift or Entertainment from any person or organization. While Gifts and Entertainment are not prohibited from being given and received, they can create conflicts of interest. As such, Access Persons should be mindful of the value and frequency of Gifts and Entertainment given and received and shall comply with the pre-approval and reporting requirements herein.
Definitions
Entertainment – Refers to situations where the giver accompanies the recipient to an event including but not limited to, business meals, receptions, tickets11 to social or sporting events, participation in sporting events, or accommodations, given to or received from, a person/company with whom the Company has or is likely to have business dealings.

Gift – Includes, but is not limited to, tickets to social or sporting events (where the giver does not accompany the recipient to the event), candy, baskets, flowers and promotional items12, given to or received from, a person/company with whom the Company has or is likely to have any business dealings.

Gift does not include cash or cash equivalents (such as gift cards) which may not be given or received by an Access Person.

Registered Representatives – Muzinich & Co., Inc. employees registered with the U.S. Financial Industry Regulatory Authority (FINRA).

Policy
Under no circumstances may an Access Person make charitable contributions in the name of the Company, herself or himself, or give any charitable contribution, Gift or Entertainment, to directly obtain or retain business or gain an improper business advantage. In addition, neither the Company nor its Access Persons may make a charitable contribution to any charity with the intention of influencing such charity to become a client. In addition to adhering to this Policy, and pre-approval requirements set forth herein, all Gifts or Entertainment (given or received) must be in compliance with the Anti-Bribery and Corruption Policy and Political Contributions and Political Activities Policy. Gifts and Entertainment generally fall into the category of acceptable non-monetary benefits provided they are:
•capable of enhancing the quality of service provided to clients;
•of an appropriate scale and nature so they could not be judged to impair the Company’s duty to act honestly, fairly, and professionally in the best interest of its clients; and
•reasonable, proportionate and of a scale that they are unlikely to influence the Company’s behavior in any way that is detrimental to the interest of its clients.

11 For Ltd. Staff ticketed events are considered Gifts not Entertainment.
12 This does not include de minimis hospitality or branded merchandise (e.g. a pen/notebook).

Ltd. Staff shall review the Inducements Policy in the Ltd. Compliance Manual for more information.

Under no circumstances may an Access Person do indirectly what this Policy prohibits directly, including but not limited to having a Gift or Entertainment provided to or received by a third party or using one’s own money to pay for a Gift or Entertainment. Furthermore, Access Persons should notify the Compliance about any actual or apparent conflict of interest in connection with any Gifts, Entertainment and/or charitable contribution, or about any contribution that could give an appearance of impropriety.

Pre-Approval and Reporting Requirements

Valuation
The currency involved with the thresholds outlined throughout this Policy is dependent upon if the Access Person is an Inc. Staff or Ltd. Staff.13 The threshold values do not differ, however, the currency will. For example, an Access Person that is an Inc. Staff member has a gift threshold of greater than or equal to $100 (USD) whereas an Access Person that is a Ltd. Staff member will have a gift threshold of greater than or equal to €100 (Euros).

Gifts and Entertainment should be valued at the retail, face or market value. Gifts are valued per item per head and Entertainment per head. Access Persons shall consult with Compliance when they are unsure of the value of a Gift or Entertainment.

When a recipient brings a spouse, family member, friend, etc. (“Personal Guest”) to Entertainment, the per head value attributed to the recipient’s Personal Guest should be included as Entertainment for the recipient who brought the Personal Guest.

By way of example:
•Total cost of Entertainment in the below examples is 400. Total number of recipients is three.
o    An Access Person entertained an external recipient and also invited the recipient’s Personal Guest. The reported value given to the Access Person is 150 and the value given to the external recipient is 300 (recipient and Personal Guest).
    The Access Person must obtain pre-approval before giving this Entertainment as 300 is above the 250 threshold (thresholds discussed below in this Policy).
o    An Access Person is being entertained by an external recipient and their Personal Guest is invited. The estimated reported value given to the Access Person is 300 (Access Person and their Personal Guest).
    The Access Person must obtain pre-approval before receiving this Entertainment as 300 for the external recipient is above the 250 threshold (thresholds discussed below in this Policy).

13 For Access Persons who are dual employed by Muzinich & Co. Ltd. and Muzinich & Co., Inc. the currency is dependent on which entity they are representing when the Gift and/or Entertainment is being conducted.

Gifts
Pre-Approval - Access Persons must obtain pre-approval for Gifts (given or received) of 100 or over (or cumulative 100 in a calendar year to/from an individual).

All Access Persons must obtain preapproval before giving or receiving any Gift with a Government Official, regardless of value.

On a case by case basis, where customary business practices justify or where a particular Gift does not represent an inappropriate conflict of interest, Compliance may approve a Gift of 100 or more. It should be noted however, that such an exception is not related to Gifts given or received by Registered Representatives when related to broker-dealer activity.

Reporting - Within 30 calendar days after each quarter end, Access Persons must report all Gifts (given or received) during the calendar quarter, with the exception of de minimis hospitality or branded merchandise (e.g. a pen/notebook) which will not require reporting. This de minimis exception does not apply in connection to Gifts with Government Officials.

Entertainment
Pre-Approval – Access Persons must obtain pre-approval for Entertainment (given or received) of 250 or more. However, for Ltd. Staff, Entertainment that is for a ticketed event is held to a lower threshold and must obtain pre-approval if the ticketed event is at or above 100.

Access Persons must obtain preapproval before giving or receiving any Entertainment with a Government Official, regardless of value.

On a case by case basis, where customary business practices justify or where a particular Entertainment does not represent an inappropriate conflict of interest, Compliance may approve Entertainment above the 100 or 250 thresholds outlined above.

Reporting - Within 30 calendar days after each quarter end, Inc. Staff and all Traders must report Entertainment (given or received) at or above 20 or cumulative at or above 50 in a calendar year to/from any individual. Ltd. Staff must report Entertainment (given or received) at or above 75 during the calendar quarter. Access Persons must obtain preapproval and report all Entertainment (given or received) with Government Officials.

Gifts and Entertainment in Tabular Form
The below table restates the Gift and Entertainment thresholds in tabular form:

Per Event or Item (Giving & Receiving)	Pre-Approval Required	Reporting Required	No Notification
Gifts (For Ltd. Staff this also includes Entertainment that is a ticketed event only)	> 100** (or cumulative 100 in a calendar year to/from an individual)	All	*
Entertainment Inc. Staff and all Traders	> 250**	> 20** (or cumulative total of 50 or above in a calendar year to/from any individual)	< 20** (and cumulative total below 50 in a calendar year to/from any individual)
Entertainment Ltd. Staff (excluding Traders)	> 250**	> 75**	<75**

*de minimis hospitality or branded merchandise (e.g. a pen/notebook) will not require reporting (with the exception of Government Officials).
**Access Persons must obtain preapproval and report all Gifts and Entertainment (given or received) with Government Officials.
The giving of Gifts or Entertainment for a business purpose paid from an Access Person’s own funds, rather than the Company’s funds, may still be covered by this Policy and should be reported to Compliance.

Charitable Contributions
Charitable donations made in the name of the Company must be preapproved by Compliance and in some circumstances by senior management of the Company. In addition, if an Access Person receives a request to donate to any charity at the behest of any client or prospect, he or she must request pre-approval from the Compliance
Recordkeeping
For any Gift or Entertainment that must be reported in accordance with this Policy, Access Persons shall complete reports no later than 30 calendar days following each calendar quarter end via StarCompliance.

Records of all Gifts and Entertainment (given or received) whether submitted for preapproval or reporting shall be maintained in StarCompliance. Compliance is responsible for maintaining records of pre-approval, reporting and Compliance approvals or denials outlined in this Policy.

Monitoring
Compliance will periodically review the volume of Gifts and/or Entertainment given or received and adherence with this Policy. Such findings may be periodically reported to senior management and/or relevant board of the Company to assist in the management of potential conflicts of interest.

Questions and Exceptions
Questions about the applicability of this Policy should be directed to Compliance. Only Compliance may approve any exceptions to this Policy.

D.    Anti-Bribery and Corruption Policy

Policy Summary
The Company values its reputation for ethical behavior and is committed to maintaining the highest level of standards in the conduct of its business affairs. The actions and conduct of Access Persons as well as others acting on the Company’s behalf are key to maintaining these standards. The Company has a zero tolerance policy towards bribery.

U.S. Foreign Corrupt Practices Act 1977 (“FCPA”) and the UK Bribery Act 2010 outlines offenses and penalties for bribery and corruption. These laws require the Company to implement ‘adequate policies and procedures’ to prevent bribery. This Policy applies to all Access Persons.

Some activities that may not at first seem like bribery may be considered bribery for purposes of these laws and/or any other applicable local laws as outlined in the Ltd. Compliance Manual. It is therefore important that Access Persons take the time to read and comply with this Policy and understand the many forms that bribery may take.

Understanding and Recognizing Bribery and Corruption
Acts of bribery or corruption are intended to influence an individual in the performance of his/her duty and incline him or her to act in a way that a reasonable person would consider to be improper in the circumstances. For the purposes of this Policy, bribery occurs when one person offers, pays, seeks or accepts a payment, gift, favor, or a financial or other advantage from another to influence an outcome improperly, or to induce or reward improper conduct.

Bribery and corruption, whether involving Government Officials or commercial entities, can be direct or indirect through third parties like agents, brokers, third party marketers and joint venture partners. To make so-called “facilitation payments” can constitute bribery (even when the making of the payment in the particular jurisdiction is considered usual or even legal). Facilitation payments (‘facilitating’, ‘speed’, ‘back-hander’, or ‘grease payments’) are any payments (usually of small value and in cash) made to low-level officials to secure or expedite the performance of a routine or necessary action or level of service.

Bribes are not always made in cash. Gifts, corporate hospitality and entertainment can be considered bribes if they are intended to influence a decision.

Penalties
Because of the Company’s corporate structure, both the UK Bribery Act and the FCPA and/or any other applicable local laws as outlined in the Ltd. Compliance Manual apply to the Company’s activities. The laws provide for significant penalties for both giving and receiving bribes, which may include prison sentences and fines for individuals and unlimited fines for companies.

Note that penalties have been imposed on companies for not having sufficient policies and procedures to prevent bribery, even in the absence of any evidence that bribery in fact occurred.

Risk Assessment
The Company has undertaken a risk assessment to assess the likely exposure faced by the Company with respect to bribery and corruption, taking into account the jurisdictions in which the Company undertakes business and any relationships with associated persons (i.e. those performing services on behalf of the Company).

The Company considers that its overall bribery and corruption risk is low. This is due to the fact the Company generally only deals with Clients that are (i) regulated (either within the financial services sector or other sectors), (ii) reputable and well-established, (iii) based in jurisdictions which have a low risk of bribery and corruption, (iv) are generally themselves subject to anti-bribery legislation, and/or (v) generally maintain their own anti-bribery policies and controls.

Nevertheless, Access Persons must remain alert to bribery and corruption risks and observe this Policy at all times.

Policy
The Company will not tolerate bribery or corruption in any form. The Company prohibits bribery of or by any person or company, in any jurisdiction, wherever they are situated and whether they are a Government Official, private person or company, or by any individual Access Person, agent or other person acting on the Company’s behalf in order to:

•gain any commercial, contractual or regulatory advantage for the Company in a way which is unethical; or
•gain any personal advantage, pecuniary or otherwise, for the individual or anyone connected with the individual; or
•induce the improper performance of any function that is of a public nature, connected with a business, performed by a person in the course of their employment; or influence any act or decision of a foreign Government Official.

Government Official
Although this Policy applies to both public and private sectors, dealing with Government Officials poses a particularly high risk in relation to bribery due to the strict anti-bribery and corruption rules and regulations in many countries. The provision of money or anything else of value, no matter how small, to any Government Official for the purpose of influencing them in their official capacity is prohibited.

Prior consultation with Compliance should be made in relation to:

•Any payment directly or indirectly to a Government Official (this does not include payments for governmental services that one is legally entitled to receive and as to which the Government Official has no discretion);
•Gifts and hospitality/entertainment in connection with a Government Official; and
•Making charitable contributions in connection with dealings with a Government Official.

Gifts
This Policy does not prohibit the giving or receiving of gifts, if such gift complies with the Company’s Political Contributions and Political Activities Policy, Gifts and Entertainment Policy, and local rules and regulations.

Third Party Agents
The Company may be held responsible for the actions of third parties acting on the Company’s behalf with respect to bribery and corruption. Nothing that is prohibited by this Policy may be done indirectly through a third party. Due diligence of vendors critical to the Company’s business is undertaken by the Company as outlined in the Oversight of Outsourced Providers Policy and the Oversight of Service Providers Policy in the Compliance Manuals.

Political Contribution and Charitable Donation
Neither the Company nor its Access Persons may make any form of political contribution or charitable donation/sponsorship where that contribution/donation/sponsorship is made or in any way may be interpreted as a way of obtaining an improper advantage for the Company in business transactions. A political contribution for these purposes would include any payment or donation to a political party or organization including a trade union or to any lobbyist or lobbying group or to any candidate for election to public office.

Charitable donations should not be made by or on behalf of the Company if the contribution is or may in any way be interpreted as a means of improperly influencing any situation which may have an impact on the Company's business. For example, this may be the case if a charity is supported by a high profile individual who is, or where the charity is, lobbying for a particular outcome which is relevant to the Company's business.

Where any political contributions are to be made by Access Persons they may only be made with the prior approval of Compliance and in accordance with the Political Contributions and Political Activities Policy, where relevant. Where any political contributions or charitable donations/sponsorships are to be made by or on behalf of the Company, they may only be made with the prior approval of Compliance and in accordance with the Gifts and Entertainment Policy and Political Contributions and Political Activities Policy in the Code.

Conferences and Similar Events
When sending invitations to events or entertainment, Access Persons should check to see whether invitees fall under the description of a Government Official. For those that do, Access Persons should first seek preapproval from Compliance via StarCompliance before proceeding with sending any invitations.

Access Person Awareness
The prevention, detection and reporting of any bribery or corruption in any form is the responsibility of all Access Persons. If an Access Person becomes aware or suspects that an activity or conduct that is proposed or has taken place is a bribe or is corrupt, then the Access Person has a duty to report this to the Executive Chairman, Chief Legal Officer, Compliance and/or his/her direct manager. Reports can be made confidentially to Compliance.

Recordkeeping
Records of the pre-approval, reporting and Compliance approvals or denials with regard to activities with Government Officials as outlined in this Policy shall be maintained by Compliance. In addition, any reports of bribery or corruption and the investigations and resolutions of such reports shall be maintained by Compliance.

Training
Compliance is responsible for ensuring all Access Persons periodically undertake mandatory anti-bribery and corruption training, highlighting the specific sources of risk with respect to the Company’s activities.

E.    Outside Activities Policy

Policy Summary
Although the Company encourages Access Persons to participate in and provide leadership to community, charitable, and professional activities, such activities may result in a conflict of interest with the Company’s business from time to time. Personal interests must not affect the ability of an Access Person to make judgments or decisions in the best interests of the Company and its clients. Therefore, Access Persons shall seek to avoid situations in which he/she (or his/her Immediate Family) conducts activities that create actual, potential or perceived conflict of interest. It is the Company’s policy that outside activities must be reported to and/or preapproved by Compliance as outlined herein.

Policy
Access Person Requirements
Regardless of whether the outside activity is a paid position, Access Persons are required to obtain prior approval from Compliance before:
•accepting employment of any type outside the Company;
•serving as an officer, director, partner of any business or other organization (including but not limited to, a charitable organization or a portfolio company);
•having a substantial (1% or greater) financial interest in a public organization;
•having a material relationship with a supplier (vendor), competitor, client, investor of the Company or other entity with which the Access Person deals in the course of his/her duties at the Company; or
•becoming a candidate for any public (government) office.

Any Access Person who engages in an approved outside activity shall not conduct such activities on the Company’s premises or behave in such manner that might imply that such activities are being conducted by or with the Company’s endorsement.

Certain Ltd. Staff shall certify to Compliance, at least annually, that they have reported the following paid or unpaid activities via StarCompliance covering the past ten years:
•directorships,
•partnership interests; and
•trusteeships.

Immediate Family Requirements
Activities of Access Persons’ Immediate Family also have the capacity to create actual, potential or perceived conflicts of interest. Regardless of whether the activity is a paid position, Access Persons are required to pre-approve where possible and report the following immediately when they are aware of his/her Immediate Family:
•being employed by a broker dealer, investment adviser or other financial institution; or
•having a material relationship with a supplier (vendor), competitor, client, investor of the Company, portfolio company, potential portfolio company, or other entity with which the Access Person deals in the course of his/her duties at the Company.

When considering what might create an actual, potential or perceived conflict of interest with the Company, take into consideration current and recent (approximately the last six months) activities that Access Persons or his/her Immediate Family have with the Company’s (i) suppliers of goods and services, (ii) competitors, or (iii) other entities with which the Access Person deals in the course of his/her duties at the Company. Access Persons shall seek to avoid situations in which he/she or his/her family members directly profit from a relationship with a company or other entity with which the Access

Person deals in the course of his/her duties at the Company. All such potential conflicts must be reported to Compliance, and Compliance shall determine and appropriately document their review of such reported activity.

Procedure
All pre-approval and reporting of outside activities must be made via StarCompliance and where applicable should specify whether the activity has an actual, potential or perceived conflict of interest with the Company and, if so, the nature and extent of that activity. All Access Persons are responsible for notifying Compliance of any changes to the information disclosed and for ensuring that his/her records in StarCompliance of outside activities are accurate and up to date.

Upon becoming an Access Person, and annually thereafter, all Access Persons shall certify that they have pre-approved and/or reported all outside activities required under this Policy to Compliance via StarCompliance.

F.    Conflicts of Interest Policy

Background
The Company and its Access Persons occupy a position of trust and confidence with respect to its clients. Clients rely on the Company’s integrity and objectivity to assist them in meeting their investment objectives. It is the Company’s policy to act with integrity and not permit any potential conflicts of interest to compromise its reputation for high standards and ethical behavior in the conduct of its business affairs.

In addition, the Company is required to take all appropriate steps to identify and manage actual and potential conflicts (i) between the interests of the Company and its Access Persons and/or Clients; and (ii) between the Company’s Clients.

When identifying conflicts of interest, the Company and its Access Persons consider whether the Company:
•Is likely to make a financial gain, or avoid a loss, at the expense of a Client;
•Has an interest in the outcome of service or activity provided to a Client, or of a transaction carried out on behalf of a Client, which is distinct from the Client’s interest in that outcome;
•Has a financial or other incentive to favor the interests of one Client over another;
•Carries out the same business as the Client; or
•Receives or may receive an inducement from a person other than the Client in relation to services provided to the Client in the form of monetary or non-monetary benefits or services.

The Company regularly identifies potential conflicts of interest and adopts policies and procedures, including the creation of conflicts inventories, and takes other actions, to eliminate or manage these potential conflicts.

Policy
The protection of Client interests is the Company’s first concern and therefore it is the Company’s policy that:

•where potential conflicts are identified, the Company will seek to organize its business activities in a manner which avoids an actual conflict; and
•where potential conflicts are unavoidable, the Company will take appropriate measures to seek to mitigate and manage such conflicts in a manner that seeks to ensure that the Company or its Access Persons are not advantaged, and that no Client is disadvantaged.
•where the Company is not reasonably confident that it is able to manage a particular conflict to adequately protect the interest of a Client, the Company must:
o    clearly disclose in writing, the general nature and source of the conflict of interest to the Client before undertaking business for the client; and
o    provide sufficient detail to enable that particular Client to take an informed decision in relation to the conflict.

Disclosure may only be used as a way of managing conflicts of interest as a last resort.

Identification and Management of Conflicts of Interest
Conflicts of interest may exist among the Company, its Access Persons and its Clients or between more than one Client as a result of the intended or actual activities of the Company or its Access Persons. The Company performs a conflicts of interest assessment on an annual basis, which is intended to identify conflicts that may occur at the Company or Access Person level details of which are contained in its Conflicts of Interest Register. The Conflicts of Interest Register focus on ensuring that interests of Clients are always protected and that the interests of the Company and/or any associated party(ies) are not favored at their expense.

The Conflicts of Interest Registers and this Policy are presented to and approved by senior management and/or the boards of the Company at least annually, or on an ad hoc basis if required sooner in light of changes to the Company’s business and activities.

Conflicts Training
All Access Persons receive a copy of this Policy, and training in respect of conflicts of interest on an annual basis. In addition, all Access Persons are required to comply with the Company’s compliance procedures, including the Code and Ltd. Staff shall also refer to the Inducements Policy in the Ltd. Compliance Manual.

Access Person Responsibility
Access Persons should be alert for potential conflicts of interest in their everyday duties. If the conflicts are not covered by existing policies or procedures, Access Persons should contact Compliance for further guidance on how to manage or eliminate the conflict. If Compliance is unable to resolve the potential conflict in a manner that he/she believes is fair and appropriate, he/she will escalate the matter to senior management and/or the boards of the Company to discuss an appropriate resolution.

G. Political Contributions and Political Activities Policy

Policy Summary
All Access Persons are required to obtain preapproval from Compliance before making a Political Contribution directly or indirectly14 to any U.S. Official and/or candidate for U.S. office, as defined below.

Political Contributions made by investment advisers, directly or indirectly, as defined herein, to U.S. Officials or candidates for U.S. office can potentially undermine the fairness of the selection process for investment management services by those U.S. State and local governments. Rules 206(4)-5 under the Advisers Act and FINRA Rules 2030 and 4580 (together the “Pay-to-Play Rules”) prohibit a member firm or adviser from providing investment advisory services for compensation to a state or local government entity within two years after that company or any of its Access Persons has made a Political Contribution, directly or indirectly, to a U.S. Official of a U.S. Government Entity (all terms defined below) that is in a position to influence the selection of the investment firm for its advisory services. The Pay-to-Play Rules also provides that advisers must maintain records concerning (i) Political Contributions, (ii) the business it does with Government Entities, and (iii) who its Access Persons are.15

In addition to the Pay-to-Play Rules, some U.S. States or local governments have passed laws that similarly disqualify contactors, including member firms or investment advisers, from providing services for compensation for a period of time to the extent that the contractor or certain persons associated with the contractor make Political Contributions to U.S. Officials of Government Entities who may have the power to influence the award of business.

The combination of the Pay-to-Play Rules and U.S. State or local government rules creates a risk for the Company in the context of current ongoing relationships with U.S. Officials or U.S. Government Entities as defined herein who may have segregated accounts with the Company or investments in funds advised by the Company. Identification of U.S Officials and U.S. Government Entities who are the Company’s clients or investors, new hire screening about political contribution activity, screening of third party solicitors the Company may hire and effective record keeping of direct or indirect Political Contributions by any Access Person is required.

Definitions
For the purposes of this Policy, the following definitions apply. The definitions being used for the purposes of this Policy may be broader than the definition contained in the Pay-to-Play Rules:

Fundraising– The act of soliciting or coordinating (i.e. collecting and forwarding) Political Contributions or payments to a U.S. (i) political party, (ii) incumbent, and/or (iii) candidate or a nominee of a political party.

14 For the purposes of this policy “directly or indirectly” is meant to include contributions made by the Access Persons and/or their spouse and/or dependent children. While an Access Person’s spouse and/or dependent children are not considered Access Persons under the Pay-to-Play Rules, since the Pay-to-Play Rules prohibit Access Persons from doing anything indirectly which would be prohibited if done directly, the Company requires Access Persons to pre-approve all Political Contributions as defined herein, made by their spouse and/or dependent children as well as himself/herself under this policy.
15 SEC rules state that the investment adviser must maintain books and records including the following: names, titles, business addresses and residential addresses of its Covered Associates which are defined as Access Persons for the purposes of this policy.

U.S. Official – means any person (including any election committee for the person) who, at the time of a Political Contribution, is an incumbent, a candidate or successful candidate for elective office for a U.S. Government Entity.

Political Contribution – A gift, a subscription or loan, an advance, a deposit of money or anything of value made (i) for the purpose of influencing any election for U.S. Federal, State of local government, (ii) to pay debts incurred in connection with such an election; (iii) to pay any transition or inaugural expenses related to a successful candidate for U.S. Federal, State or local office; or (iv) anything of value, such as resources or facilities of the adviser or Access Person (such as the use of conference rooms, office facilities, equipment or personnel or personal residence) and hosting a dinner or event for the official or candidate in a public (i.e. restaurant) or private (e.g., personal residence) location (or providing such location for the purpose of hosting the dinner event).

U.S. Government Entity – means any U.S. Federal, State or political subdivision including (i) its agencies, authorities or instrumentalities; (ii) a pool of assets sponsored or established by a U.S. Federal, State, political subdivision, agency, authority or instrumentality; (iii) a plan or program of a U.S. Federal, State, political subdivision, agency, authority or instrumentality; and (iv) officers, agents, or employees of a U.S. Federal, State, political subdivision, agency, authority or instrumentality who are acting in their official capacity.

Policy

General Prohibitions
Generally, neither the Company nor any Access Person shall:

•Make a Political Contribution, directly or indirectly, for the purpose of obtaining or retaining business for the Company. Furthermore, without preapproval from Compliance, neither the Company nor any Access Person may directly or indirectly make any Political Contribution relating to an election for any office of a U.S. Official, a U.S. Government Entity or make any contribution to a U.S. political party.
o    While indirect contributions cover Access Persons’ spouse and/or dependent children, for the purpose of this Policy, additional examples of making a Political Contribution “indirectly” include: (i) making a contribution via another member of the same household; (ii) making a contribution from a controlled account; (iii) agreeing to share the burden of a contribution made by another person; (iv) soliciting contributions from others, or (v) allowing a third party marketer or solicitor to make a contribution on behalf of the Company or an Access Person.

•Make any payment to any person in connection with solicitation of investment advisory business to be carried out for a U.S. Government Entity unless the recipient of the payment is a registered broker-dealer or a registered representative thereof or a registered investment adviser or affiliated person thereof.
•(i) coordinate any political campaign or (ii) conduct any Fundraising.
•Contribute to a charity controlled by a U.S. Official.
•Assume any role with an organization that regularly engages in Fundraising and endorses U.S. Officials for office.
•Allow his/her name to be used in connection with any Fundraising event.

Procedure16
Access Persons must obtain preapproval from Compliance via StarCompliance in relation to any Political Contribution and include the following:

•whether the election to which any Political Contribution relates is one in which the Access Person and their spouse and/or dependent children are eligible to vote;
•whether the election to which the Political Contribution relates is one for a U.S. Official as defined in this Policy;
•whether the election to which the Political Contribution relates is one for an office in a U.S. State or locality for which the Company provides advisory services or from which the Company could reasonably be expected to solicit advisory business;
•the aggregate amount of Political Contributions made by the Access, taking into account all amounts that are direct or indirect Political Contributions under this Policy;
•the aggregate amount of all Political Contributions directly or indirectly made by the Access Person relating to the same election;
•the aggregate amount of all Political Contributions made directly or indirectly by the Access Person for elections in the same jurisdiction; and
•the election, political action committee, and/or political party to which any activity relates.

Any preapproved Political Contributions will be subject to on-going reviews made against business development or solicitation activity.

Access Persons who work in the Sales and Marketing Department must notify Compliance immediately of any proposed investment advisory services to a U.S. Government Entity. This includes situations where 40 Act Funds may become an option in a government-sponsored plan.

Recordkeeping
Compliance will maintain records setting forth in chronological order each Political Contribution made directly or indirectly by an Access Person for a period of seven years as well as required books and records on the Access Person as outlined herein. Compliance will also maintain a list of U.S. Government Entities that are clients of the Company or investors in a covered investment pool (as defined under the Pay-to-Play Rules) for which the Company is an adviser.

Exceptions
Subject always to preapproval (which may be denied for any or no reason) by Compliance, a Political Contribution of a de minimis size may be permitted in accordance with U.S. Federal, State and/or local rules.

Initial and Annual Political Contributions Certification Form
Access Persons must certify to all Political Contributions made two years prior to becoming an Access Person, and annually thereafter, all Access Persons shall certify that they have preapproved and reported all Political Contributions required under this Policy to Compliance via StarCompliance.

16 Although the Pay-to-Play Rules apply to political contributions with respect to U.S. State and local officials, it is the Company’s policy that prior written consent is required for all political contributions, including political contributions to federal officials and PACs, as well as the hosting of fundraising events.

Training
Access Persons must receive training at least once a year. Compliance is responsible for providing this training.

Access Persons must keep in mind that they may not give any gift or entertainment to any officer, employee or official representative of any U.S. Government Entity without preapproval from Compliance. Refer to the Gifts and Entertainment Policy for more information. Exceptions to this Policy may be made by Compliance.